Exhibit 99.5

Inergy Midstream, L.P.

Unaudited Pro Forma Condensed Combined Financial Information

September 30, 2012

Throughout this report, when we use the terms “we,” “us,” “our company,” or “Inergy Midstream” we are referring to Inergy Midstream, L.P., the company itself or to Inergy Midstream, L.P. and its operating subsidiaries collectively as the context requires.

Set forth below are our unaudited pro forma condensed combined financial statements as of September 30, 2012 which reflect the acquisition of Rangeland Energy, LLC (the “Rangeland Acquisition”) expected to close in December 2012. The pro forma condensed combined balance sheet and the pro forma condensed combined statement of operations for the twelve months ended September 30, 2012 were derived from our audited financial statements as of and for the year ended September 30, 2012 and the unaudited financial statements of Rangeland Energy, LLC.

Our unaudited pro forma condensed combined statement of operations for the year ended September 30, 2012 reflects the Rangeland Acquisition as if it had occurred on October 1, 2011.

Our unaudited pro forma condensed combined balance sheet as of September 30, 2012 reflects the following transactions as if such transactions occurred as of September 30, 2012:

•	the closing of the acquisition of 100% of the partnership interests in Rangeland Energy, LLC and related agreements for approximately $415.0 million;

•

the achievement of certain contractual thresholds contemplated by the definitive purchase agreement for the Rangeland Acquisition, whereby the sellers are able to earn an additional $10.0 million if they (or, if applicable, we) contract out certain operationally available capacity at the COLT Terminal by a certain date;

•	the issuance of $400.0 million of new senior unsecured notes by our company to finance a portion of the Rangeland Acquisition;

•	a private placement of approximately $225.0 million of our common units to finance a portion of the Rangeland Acquisition; and

•	the repayment of existing borrowings under our revolving credit facility.

Descriptions of the adjustments for the Rangeland Acquisition are presented in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with our historical financial statements filed with the Securities and Exchange Commission. The pro forma condensed combined balance sheet and the pro forma condensed combined statement of operations were derived by adjusting historical financial statements based on currently available information and, therefore, the actual adjustments may materially differ from the pro forma adjustments. The acquisition of Rangeland Energy, LLC will be accounted for as an acquisition under the purchase method of accounting in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standard Codification Subtopic 805-10 (“805-10”). The assets and liabilities of Rangeland Energy, LLC will be reflected at fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the following unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to present our financial position or the results of operations had the Rangeland Acquisition actually been completed as of the dates indicated. Further, these unaudited pro forma condensed consolidated financial statements do not reflect the effects of any cost savings or other synergies that may be achieved as a result of this transaction, are based on assumptions that Inergy Midstream believes are reasonable under the circumstances, and are intended for informational purposes only. Moreover, the statements do not project our financial position or results of operations for any future date or period.

Inergy Midstream, L.P.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2012

(in millions)

	Historical		Purchase Adjustments		Inergy Midstream, L.P. Pro Forma
	Inergy Midstream, L.P.	Rangeland Energy, LLC
ASSETS
Current assets:
Cash and cash equivalents	$—	$4.6	$(430.0	)(a)	$4.6
			625.0	(b)
			(9.0	)(e)
			(186.0	)(h)
Accounts receivable	19.3	1.2	—		20.5
Inventories	5.6	—	—		5.6
Prepaid expenses and other current assets	5.4	0.3	—		5.7

Total current assets	30.3	6.1	—		36.4

Property, plant and equipment, net	867.9	91.8	1.9	(a)	961.6
Net intangible assets	29.3	1.3	(1.3	)(a)	178.3
			140.0	(a)
			9.0	(e)
Goodwill	96.5	—	187.2	(a)	283.7
Other assets	3.9	0.2	(0.2	)(a)	3.9

Total assets	$1,027.9	$99.4	$336.6		$1,463.9

LIABILITIES & PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$3.9	$1.6	$—		$5.5
Accrued expenses	51.4	0.4	—		51.8
Current portion of long term debt	1.5	4.1	(4.1	)(a)	1.5

Total current liabilities	56.8	6.1	(4.1)		58.8

Long term debt, less current portion	415.0	20.9	(20.9	)(a)	629.0
			400.0	(b)
			(186.0	)(h)
Other long-term liabilities	0.8	—	—		0.8

Partners’ capital	555.3	72.4	(77.4	)(a)	775.3
			225.0	(b)

Total partners’ capital	555.3	72.4	147.6		775.3

Total liabilities and partners’ capital	$1,027.9	$99.4	$336.6		$1,463.9

See accompanying notes to pro forma financial statements

Inergy Midstream, L.P.

Unaudited Pro Forma Condensed Combined Statement of Operations

September 30, 2012

(in millions)

	Historical		Purchase Adjustments		Inergy Midstream, L.P. Pro Forma
	Inergy Midstream, L.P.	Rangeland Energy, LLC
Revenue	$189.8	$3.4	$—		$193.2

Cost of product sold	41.4	2.2	—		43.6

Expenses (income):
Operating and administrative	30.4	2.9	—		33.3
Depreciation and amortization	50.5	1.9	33.4	(c)	85.8

Operating income	67.5	(3.6)	(33.4)		30.5

Other income (expense)
Interest expense	(1.8)	(0.2)	(21.6	)(d)	(23.6)
Other	—	0.1	—		0.1

Net income (loss)	65.7	(3.7)	(55.0)		7.0

Net income attributable to partners	$65.7	$(3.7)	$(55.0)		$7.0

Less: net income prior to initial public offering of Inergy Midstream, L.P.	12.9				12.9
Less: net income earned by US Salt, LLC prior to acquisition	7.8				7.8

Net income available to partners	$45.0				$(13.7)

Partners’ interest information:
Non-managing general partner interest in net income	$1.9				$1.9

Total limited partners’ interest in net income	$43.1				$(15.6)

Net income per limited partner unit
Basic	$0.58				$(0.18)
Diluted	$0.58				$(0.18)

Weighted average limited partners’ units outstanding (in thousands)
Basic	74,768		10,714	(f)	85,482

Diluted	74,768		10,714	(g)	85,482

See accompanying notes to pro forma financial statements

Inergy Midstream, L.P.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Pro forma adjustments

(a)	Reflects the total purchase price for Inergy Midstream, L.P.’s acquisition of 100% of the membership interests in Rangeland Energy, LLC (“Rangeland Acquisition”) of $430 million, calculated as follows (in millions):

Aggregate cash purchase price to seller	$425.0
Direct acquisition costs	5.0

Total Rangeland Acquisition Purchase Price	$430.0

Our preliminary allocation of the total consideration for the Rangeland Acquisition as follows (in millions):

	Historical Net Book Value	Assets and Liabilities Not Acquired	Historical Net Book Value of Acquired Assets and Liabilities	Adjustments	Preliminary Fair Value
Current assets	$6.1	$—	$6.1	$—	$6.1
Property, plant and equipment	91.8	—	91.8	1.9	93.7
Net intangible assets	1.3	(1.3)	—	140.0	140.0
Other assets	0.2	(0.2)	—	—	—
Goodwill	—	—	—	187.2	187.2
Current liabilities	(6.1)	4.1	(2.0)	—	(2.0)
Long term debt, less current portion	(20.9)	20.9	—	—	—

Total Rangeland Acquisition purchase price	$72.4	$23.5	$95.9	$329.1	$425.0

Adjustments for assets and liabilities not acquired reflect the elimination of certain current and noncurrent balances of $23.5 million pursuant to our purchase agreement. This includes an adjustment for certain intangible assets, other assets, current liabilities, and long term debt that will not be acquired as a condition of the relating purchase and sale agreement between Rangeland Equity Holdings, LLC and Inergy Midstream, L.P.

The Rangeland Acquisition will be accounted for as an acquisition under the acquisition method of accounting in accordance with FASB Accounting Standard Codification Subtopic 805-10. The assets and liabilities of Rangeland Energy, LLC will be reflected at fair value. A final determination of the purchase accounting adjustments, including the allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values, has not been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of developing such unaudited pro forma condensed combined financial statements.

(b)	Reflects issuance of $400.0 million in new senior unsecured notes and issuance of $225.0 million of common units in a private placement. In the event the $225.0 million private placement does not close, we would expect to use all of the net proceeds of this offering to fund a portion of the consideration of the Rangeland Acquisition and would anticipate drawing upon either our revolving credit facility or the bridge facility, or a combination of both facilities, to fund any remaining portion of the consideration for the Rangeland Acquisition and related transaction costs and expenses, which would result in the incurrence of additional indebtedness. As a result, total debt (including the current portion) would be $855.5 million (reflecting the issuance of $400.0 million in new unsecured notes and a draw under the revolving credit facility of $39.0 million), total partners’ capital would be $555.3 million and net loss would be $21.1 million.

(c)	Reflects pro forma adjustment of Rangeland Energy, LLC depreciation, depletion, and amortization expense as follows (in millions):

Eliminate the historical expense	$(2.0)
Pro forma amortization of intangible assets	33.4
Pro forma depreciation expense	2.0

Pro forma adjustment to expense	$33.4

(d)	Reflects pro forma adjustment of Rangeland Energy, LLC interest expense as follows (in millions):

Net proceeds used to reduce the outstanding balance of the credit facility	$(4.5)
Senior Notes	25.0
Amortization of deferred financing costs	1.1

Pro forma adjustment to interest expense	$21.6

(e)	Reflects estimated non-recurring fees associated with the issuance of the unsecured senior notes.

(f)	The Company’s pro forma basic weighted average number of common units outstanding was calculated as follows (in thousands):

Basic weighted average number of Inergy Midstream common units outstanding—as reported	74,768
Inergy Midstream common units issued to finance the Rangeland Acquisition	10,714

Pro Forma basic weighted average number of Inergy Midstream common units outstanding	85,482

(g)	The Company’s pro forma diluted weighted average number of common units outstanding was calculated as follows (in thousands):

Diluted weighted average number of Inergy Midstream common units outstanding—as reported	74,768
Inergy Midstream common units issued to finance the Rangeland Acquisition	10,714

Pro Forma diluted weighted average number of Inergy Midstream common units outstanding	85,482

(h)	The net proceeds after payment for the purchase price and other acquisition costs are intended to be utilized to pay down our revolving credit facility.